Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 7, 2010	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN RELEASES FIRST QUARTER 2010 RESULTS

EARNINGS MORE THAN DOUBLE PRIOR YEAR DESPITE THE NEGATIVE
 IMPACT OF APPROXIMATELY $51 MILLION IN PRODUCTION DISRUPTIONS

First Quarter 2010 Highlights

•                  Revenues for the first quarter of 2010 were $2,094 million, an increase of 25% compared to $1,680 million for the same period in 2009 and an increase of 1% compared to $2,065 million for the fourth quarter of 2009.

•                  Adjusted EBITDA for the first quarter of 2010 was $123 million compared to $57 million for the same period in 2009 and $174 million for the fourth quarter of 2009 (adjusted to account for the reclassification of results from our Australian styrenics business into discontinued operations).

•                  Net loss attributable to Huntsman Corporation for the first quarter of 2010 was $172 million or $0.73 loss per diluted share, including charges related to the early extinguishment of debt of $155 million.  This compares to net loss attributable to Huntsman Corporation of $290 million or $1.24 loss per diluted share for the same period in 2009 and net income attributable to Huntsman Corporation of $66 million or $0.26 per diluted share for the fourth quarter of 2009 which was impacted favorably by year end accounting for taxes of approximately $79 million.

•                  Adjusted net loss for the first quarter of 2010 was $16 million or $0.07 loss per diluted share.  This compares to an adjusted net loss of $267 million or $1.14 loss per diluted share for the same period in 2009 and adjusted net income of $79 million or $0.31 per diluted share for the fourth quarter of 2009 which was impacted favorably by year end accounting for taxes of approximately $79 million.

Summarized earnings are as follows:

	Three months ended March 31,		Three months ended
In millions, except per share amounts	2010	2009	December 31, 2009

Net (loss) income attributable to Huntsman Corporation	$(172)	$(290)	$66
Adjusted net (loss) income(1)	$(16)	$(267)	$79

Diluted (loss) income per share	$(0.73)	$(1.24)	$0.26
Adjusted diluted (loss) income per share(1)	$(0.07)	$(1.14)	$0.31

EBITDA(1)	$(55)	$30	$147
Adjusted EBITDA(1)	$123	$57	$174

See end of press release for important explanations

Recent Highlights

•                  On January 11, 2010, we repurchased all of our outstanding 7% convertible notes due 2018 for approximately $382 million.  These notes were convertible into approximately 31.8 million shares of common stock.

•                  On February 27, 2010, we announced the completion of our ethyleneamines joint venture plant in Jubail, Saudi Arabia with our partner the Zamil Group Holding Company.  The plant commissioning is almost complete and will soon begin deliveries of product.  Results from this operation will be consolidated in our financial statements within our Performance Products division.

•                  On March 9, 2010, we entered into an amendment of our existing bank credit facilities.  Among other things, the amendment extends the maturity of the revolving credit facility to March 9, 2014.

•                  On March 17, 2010, we completed a $350 million offering of senior subordinated notes due 2020 through our wholly owned subsidiary, Huntsman International LLC.  We used the net proceeds of the notes to refinance approximately euro 184 million of senior subordinated notes due 2013 and approximately euro 59 million of senior subordinated notes due 2015.

•                  Effective March 24, 2010, Dr. Patrick Harker was appointed as a new independent director to our Board of Directors.  Dr. Harker, age 51, is President of the University of Delaware.  He has been the Dean of the Wharton School of the University of Pennsylvania and has served as a Professor at the University of Pennsylvania.

Peter R. Huntsman, our President and CEO, commented:

“I am pleased with our first quarter results.  Our first quarter 2010 Adjusted EBITDA was more than double our prior year results despite the negative impact of approximately $40 million from planned maintenance and approximately $11 million from unplanned mechanical shut downs.  Throughout the first quarter and April we saw positive signs of economic recovery within our business.  Adjusted for the effect of our planned maintenance, first quarter sales volumes improved 19% compared to the previous year and 5% compared to the fourth quarter.  Results from our restructuring efforts this past year are positively reflected in our earnings and are most visible in our Textile Effects business which had break-even earnings and our Pigments business which recorded the highest level of quarterly earnings since early 2006.”

He added, “The positive momentum we are seeing in underlying demand suggests that second quarter sales volumes should continue to improve.  We are aggressively working to increase our product prices to offset the increase we are seeing in raw materials.”

Huntsman Corporation

Operating Results

	Three months ended March 31,
In millions, except per share amounts	2010	2009

Revenues	$2,094	$1,680
Cost of goods sold	1,813	1,531
Gross profit	281	149
Operating expenses	256	222
Restructuring, impairment and plant closing costs	3	14
Operating income (loss)	22	(87)
Interest expense, net	(61)	(55)
Loss on accounts receivable securitization programs	—	(4)
Equity in income of investment in unconsolidated affiliates	1	1
Loss on early extinguishment of debt	(155)	—
Expenses associated with the Terminated Merger and related litigation	—	(7)
Loss before income taxes	(193)	(152)
Income tax benefit (expense)	34	(138)
Loss from continuing operations	(159)	(290)
Loss from discontinued operations, net of tax(2)	(13)	(4)
Net loss	(172)	(294)
Less net loss attributable to noncontrolling interests	—	4
Net loss attributable to Huntsman Corporation	$(172)	$(290)

Net loss attributable to Huntsman Corporation	$(172)	$(290)
Interest expense, net	61	55
Income tax (benefit) expense from continuing operations	(34)	138
Income tax (benefit) expense from discontinued operations(1)(2)	(8)	1
Depreciation and amortization	98	126
EBITDA(1)	$(55)	$30

Adjusted EBITDA(1)	$123	$57

Basic loss per share	$(0.73)	$(1.24)
Diluted loss per share	$(0.73)	$(1.24)
Adjusted diluted loss per share(1)	$(0.07)	$(1.14)

Common share information:
Basic shares outstanding	234.8	233.7
Diluted shares	234.8	233.7

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended March 31,
In millions	2010	2009

Segment Revenues:
Polyurethanes	$767	$600
Performance Products	616	500
Advanced Materials	291	257
Textile Effects	195	152
Pigments	269	196
Eliminations and other	(44)	(25)
Total	$2,094	$1,680

Segment EBITDA(1):
Polyurethanes	$52	$26
Performance Products	60	63
Advanced Materials	33	10
Textile Effects	—	(11)
Pigments	28	(29)
Corporate, LIFO and other	(207)	(26)
Discontinued operations(2)	(21)	(3)
Total	$(55)	$30

Segment Adjusted EBITDA(1) :
Polyurethanes	$52	$27
Performance Products	60	63
Advanced Materials	31	10
Textile Effects	—	(11)
Pigments	29	(16)
Corporate, LIFO and other	(49)	(16)
Total	$123	$57

See end of press release for footnote explanations

	Three months ended March 31,
	2010 vs. 2009
Period-Over-Period	Average Selling Price(a)		Sales
Increase (Decrease)	Local	Currency	Volume(a)
Polyurethanes	34%	3%	(11)%
Performance Products	1%	3%	21%
Advanced Materials(b)	(9)%	3%	27%
Textile Effects	4%	4%	18%
Pigments	1%	3%	33%
Total Company(b)	12%	4%	7%

(a) Excludes revenues and sales volumes from tolling and by-products

(b) Excludes APAO business sold July 31, 2009

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

Revenues for the three months ended March 31, 2010 increased to $2,094 million from $1,680 million for the same period in 2009.  Revenues increased primarily due to higher sales volumes in all divisions with the exception of Polyurethanes which was impacted by a planned maintenance outage at our Port Neches, Texas PO/MTBE facility and higher average selling prices in all divisions with the exception of Advanced Materials.  For the three months ended March 31, 2010, Adjusted EBITDA was $123 million compared to $57 million for the same period in 2009.

Starting in the first quarter of 2010, we reclassed the impact of LIFO inventory accounting gains and losses from our Performance Products division into Corporate, LIFO and Other.  All prior period segment results have been conformed to this presentation.  This reclass has no impact on the total Adjusted EBITDA or Adjusted net earnings of our company; however, we believe it provides greater transparency to the underlying operating results of our Performance Products division.

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended March 31, 2010 compared to the same period in 2009 was primarily due to higher MDI sales volumes and higher average selling prices for MTBE.  MDI sales volumes were higher with demand recovery across all major markets as a result of the worldwide economic recovery while average selling prices for MTBE increased in response to higher raw material costs and tight supply due in part to a 60-day planned maintenance outage at our Port Neches, Texas PO/MTBE facility.  PO/MTBE sales volumes decreased due to the planned outage.  Average MDI selling prices decreased primarily due to competitive pressures and lower raw material costs.  The increase in Adjusted EBITDA was primarily due to higher MDI sales volumes partially offset by the approximate $40 million impact of the planned maintenance outage at our Port Neches, Texas PO/MTBE facility.

Performance Products

The increase in revenues in our Performance Products division for the three months ended March 31, 2010 compared to the same period in 2009 was due to higher sales volumes and higher average selling prices.  Sales volumes increased primarily due to higher demand across nearly all product groups and additional sales of a portion of our ethylene glycol production no longer tolled.  Average selling prices increased as a result of the strength of major European currencies and the Australian dollar against the U.S. dollar and in response to higher raw material costs.  The decrease in Adjusted EBITDA was primarily due to unplanned mechanical shut downs resulting in approximately $11 million of higher costs.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended March 31, 2010 compared to the same period in 2009 was due to higher sales volumes partially offset by lower average selling prices.  Sales volumes increased primarily due to the worldwide economic recovery.  Average selling prices decreased in our specialty components business primarily as a result of changes in our product mix and competitive pressure in the wind generation and coating systems markets.  Average selling prices decreased in our base resins business primarily due to lower raw material costs. There was no change in average selling prices within our formulation systems business.  The increase in Adjusted EBITDA was primarily due to higher sales volumes across our businesses, higher contribution margins in our core formulations systems and specialty components businesses and lower fixed costs.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended March 31, 2010 compared to the same period in 2009 was due to higher sales volumes and higher average selling prices.  Sales volumes increased across all business lines and in all regions primarily due to the worldwide economic recovery.  Average selling prices increased primarily due to the strength of the Euro, Indian Rupee and Brazilian Real against the U.S. dollar as well as favorable changes in product mix.  The increase in Adjusted EBITDA was primarily due to higher sales volumes and higher contribution margins partially offset by higher fixed costs in part due to our second quarter 2009 acquisition of Baroda.

Pigments

The increase in revenues in our Pigments division for the three months ended March 31, 2010 compared to the same period in 2009 was due to higher sales volumes and higher average selling prices.  Sales volumes increased primarily due to demand recovery in all regions as a result of the worldwide economic recovery.  Average selling prices increased as a result of the strength of major European currencies against the U.S. dollar and higher local currency selling prices in Asia, Africa, Latin America and Middle East regions.  The increase in Adjusted EBITDA in our Pigments division was primarily due to higher sales volumes, lower raw material and energy costs and the benefits of recent restructuring efforts.

Corporate, LIFO and Other

Corporate and other includes unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on our accounts receivable securitization program, income (expenses) associated with the terminated merger with Hexion and related litigation, loss on early extinguishment of debt, income (loss) attributable to non-controlling interests, unallocated restructuring costs, extraordinary gain on the acquisition of a business, LIFO inventory valuation reserve adjustments and non-operating income and expense. The decrease in Adjusted EBITDA from Corporate and other for the three months ended March 31, 2010 compared to the same period in 2009 resulted primarily from an increase of LIFO inventory valuation expense of $30 million.

Income Taxes

During the three months ended March 31, 2010, we recorded an income tax benefit of $34 million compared to $138 million of income tax expense in the same period of 2009.  Our adjusted effective tax rate for the first quarter 2010 was a benefit of approximately 45%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  As these businesses return to greater levels of profitability we expect these tax valuation allowances to eventually be removed.  In the mean time, we expect our income tax rate to be fairly volatile.   We expect our long term effective income tax rate to be approximately 30 - 35%; however, for 2010 our adjusted income tax rate could be as high as 100%.  This unusual income tax rate caused by the tax valuation allowances has no impact on our cash taxes.  During the first quarter of 2010 we paid $8 million in cash for income taxes and expect a long term cash tax rate of approximately 20%.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2010, we had $1,468 million of combined cash and unused borrowing capacity compared to $2,510 million at December 31, 2009.  The decrease was primarily attributable to the repurchase of convertible notes of $382 million and the reduction in unused bank credit facilities of $450 million.

Beginning January 1, 2010, as a result of changes in accounting guidelines outstanding borrowings related to the sales of accounts receivable under our accounts receivable programs are accounted for as secured borrowings.  Excluding the impact of this change, our primary working capital (accounts receivable, inventory and accounts payable) increased which created a use of cash of $57 million in the first quarter of 2010.  Total capital expenditures were $37 million during the first quarter of 2010 compared to $61 million for the same period in 2009.  In addition, we used additional cash in the first quarter to fund normal seasonal items and the planned maintenance outage at our Port Neches, Texas PO/MTBE facility.  We expect to spend between $250 and $275 million on capital expenditures in 2010.

In connection with our ongoing insurance claim related to the April 29, 2006 Port Arthur, Texas fire, we have received partial insurance proceeds to date of $365 million.  We are currently in binding arbitration with the insurers.  While we continue to respond to requests of the arbitration panel, based on preliminary rulings to date, the current maximum amount of remaining recoveries will not exceed approximately $170 million.  Any additional recoveries will be used to repay secured debt.

On January 11, 2010, we repurchased all of our outstanding 7% convertible notes due 2018 which were held by funds controlled by Apollo Management, L.P.  The convertible notes were issued to Apollo in December 2008 in connection with the settlement of litigation related to our terminated merger agreement with Hexion Specialty Chemicals, Inc.  The total purchase amount was approximately $382 million.  The convertible notes would have been convertible into approximately 31.8 million shares of Huntsman common stock.  This early extinguishment of the convertible notes resulted in a loss on extinguishment of debt of approximately $146 million in the first quarter of 2010.

On March 9, 2010, we entered into an amendment to our existing bank credit facilities.  Among other things the amendment limits the aggregate amount of revolving commitments allowable under the revolving credit facility to an amount up to $300 million, including $225 million currently committed by our lenders and extends the maturity to 2014.  As of March 31, 2010 we had no borrowings however, we had approximately $40 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our revolving credit facility

On March 17, 2010, we completed a $350 million offering of senior subordinated notes due 2020 through our wholly owned subsidiary, Huntsman International LLC.  We used the net proceeds of the notes to refinance approximately euro 184 million of senior subordinated notes due 2013 and approximately euro 59 million of senior subordinated notes due 2015.

On April 26, 2010, we prepaid $164 million of outstanding Term Loans.

Below is our outstanding debt:

	March 31,	December 31,
In millions	2010	2009(a)

Debt:
Senior Credit Facilities	$1,950	$1,968
Accounts Receivable Programs(a)	242	254
Senior Notes	438	434
Subordinated Notes	1,268	1,294
Other Debt	277	280
Convertible Notes	—	236
Total Debt - excluding affiliates	4,175	4,466

Total Cash	1,118	1,750

Net Debt- excluding affiliates	$3,057	$2,716

(a)  Effective January 1, 2010, as a result of changes in accounting guidelines, our off-balance sheet accounts receivable securitization programs are now reported on balance sheet as secured debt.  December 31, 2009 figures are presented on a pro-forma basis to reflect this change.

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Per Share
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
In millions, except per share amounts	2010	2009	2010	2009	2010	2009

GAAP	$(55)	$30	$(172)	$(290)	$(0.73)	$(1.24)
Adjustments:
Loss on accounts receivable securitization programs	—	4	—	—	—	—
Unallocated foreign currency gain	(1)	(2)	(6)	—	(0.03)	—
Loss on early extinguishment of debt	155	—	143	—	0.61	—
Other restructuring, impairment and plant closing costs	3	14	2	14	0.01	0.06
Expenses associated with the Terminated Merger and related litigation	—	7	—	4	—	0.02
Discount amortization on settlement financing associated with the Terminated Merger	—	—	4	—	0.02	—
Acquisition related expenses	—	1	—	1	—	—
Loss from discontinued operations, net of tax(2)	21	3	13	4	0.06	0.02
Adjusted(1)	$123	$57	$(16)	$(267)	$(0.07)	$(1.14)

Discontinued operations	$(21)	$(3)	$(13)	$(4)	$(0.06)	$(0.02)
Restructuring, impairment and plant closing costs	5	—	3	—	0.01	—
Loss (gain) on disposition of assets	8	(4)	5	(3)	0.02	(0.01)
Gain on hurricane insurance settlement	(7)	—	(4)	—	(0.02)	—

Adjusted discontinued operations(1)(2)	$(15)	$(7)	$(9)	$(7)	$(0.04)	$(0.03)
Total - adjusted continuing and discontinued operations	$108	$50	$(25)	$(274)	$(0.11)	$(1.17)

Three months ended December 31,
In millions	2009

Net income attributable to Huntsman Corporation	66
Interest expense, net	60
Income tax benefit from continuing operations	(73)
Income tax benefit from discontinued operations(2)	(10)
Depreciation and amortization	104
EBITDA(1)	$147

		Net Income (Loss)	Diluted Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Per Share
	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,
In millions, except per share amounts	2009	2009	2009

GAAP	$147	$66	$0.26
Adjustments:
Loss on accounts receivable securitization programs	10	—	—
Unallocated foreign currency gain	(1)	(3)	(0.01)
Other restructuring, impairment and plant closing costs	5	4	0.01
Discount amortization on settlement financing associated with the Terminated Merger	—	5	0.02
Acquisition related income	(9)	(6)	(0.02)
Loss from discontinued operations, net of tax(2)	28	19	0.07
Extraordinary gain on the acquisition of a business, net of tax(3)	(6)	(6)	(0.02)
Adjusted	$174	$79	$0.31

Discontinued operations	$(28)	$(19)	$(0.07)
Other restructuring, impairment and plant closing costs	8	3	0.01
Gain on disposition of assets	(6)	(4)	(0.01)
Loss on partial fire insurance settlement	17	11	0.04
Adjusted discontinued operations(2)	$(9)	$(9)	$(0.03)
Total - adjusted continuing and discontinued operations	$165	$70	$0.27

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our 2010 first quarter results on Friday, May 7, 2010 at 10:00 a.m. ET.

Call-in number for U.S. participants:	(888) 713 - 4209
Call-in number for international participants:	(617) 213 - 4863
Participant access code:	75478626

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PAUV3KHBY

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning May 7, 2010 and ending May 14, 2010.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	97188446

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 11,000 employees and operates from multiple locations worldwide. The Company had 2009 revenues of approximately $8 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)   We use EBITDA, Adjusted EBITDA, Adjusted EBITDA from discontinued operations, Adjusted net income and Adjusted net income from discontinued operations. We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the Terminated merger and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on partial fire insurance settlement; and (gain) loss on disposition of business/assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended March 31,
In millions	2010	2009

Net loss from discontinued operations, net of tax	$(13)	$(4)
Income tax (benefit) expense	(8)	1
EBITDA from discontinued operations	(21)	(3)
Restructuring, impairment and plant closing costs	5	—
Loss (gain) on disposition of assets	8	(4)
Gain on hurricane insurance settlement	(7)	—
Adjusted EBITDA from discontinued operations	$(15)	$(7)

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the Terminated merger and related litigation; discount amortization on settlement financing associated with the Terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on partial fire insurance settlement; and (gain) loss on the disposition of business/assets.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) attributable to Huntsman Corporation is set forth in the Reconciliation of Adjustments table above.

(2)   On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  Results from these businesses are treated as discontinued operations.  Division EBITDA from discontinued operations only includes the results of our U.S. base chemicals and U.S. polymers businesses.  During the first quarter 2010 we closed our Australian styrenics operations.

(3)   On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs, the excess was recorded as an extraordinary gain on the acquisition of a business.